As filed with the Securities and Exchange Commission on May 10, 2007

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMITOOL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Montana	81-0384392
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

655 West Reserve Drive
Kalispell, Montana 59901
(Address of Principal Executive Offices)

2007 Stock Incentive Plan
(Full Title of the Plan)

Raymon F. Thompson
Chairman of the Board, President and
Chief Executive Officer

SEMITOOL, INC.
655 West Reserve Drive
Kalispell, Montana 59901
(Name and Address of Agent for Service)

(406) 752-2107
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Justin L. Bastian, Esq.
Francis M. Jose, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
(650) 813-5600

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
2007 Stock Incentive Plan,
Common Stock, no par value	1,000,000	$10.45	$10,450,000	$320.82

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2007 Stock Incentive Plan (the “2007 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock. Additionally, this Registration Statement shall also cover any shares previously registered with the Registrant’s Registration Statement on Form S-8 originally filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on April 7, 2004 in connection with the Registrant’s 2004 Stock Option Plan, (the “2004 Plan”) that would otherwise return to the 2004 Plan as a result of forfeiture, termination or expiration of awards previously granted under the 2004 Plan.

(2)     The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee of shares reserved for future issuance under the 2007 Plan. The computation is based on the average of the high and low price of the Registrant’s Common Stock as reported on the Nasdaq Global Market on May 9, 2007, because the price at which the options to be granted in the future is not currently determinable.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

        There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) by Semitool, Inc., a Montana corporation (the “Registrant”):

        1.       The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed with the Commission on December 14, 2006.

        2.       The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended December 31, 2006, filed with the Commission on February 8, 2007, and for the quarter ended March 31, 2007, filed with the Commission on May 9, 2007.

        3.       The Registrant’s Current Report on Form 8-K filed with the Commission on January 3, 2007.

        4.       The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 25, 1995 and declared effective February 1, 1995, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

      Not applicable.

Item 5.    Interests of Named Experts and Counsel.

      Not applicable.

Item 6.     Indemnification of Directors and Officers.

        Sections 35-1-451 through 35-1-459 of the Montana Code Annotated authorize a court to award, or a corporation to provide, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Section 35-1-452 of the Montana Code Annotated authorizes a corporation to indemnify a director against liability incurred because he is or was a director of the registrant, provided that certain standards are met, except in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation or in connection with any other proceeding in which the director is adjudged liable on that basis that personal benefit was improperly received by the director. Article VII, Section B of the Registrant’s Articles of Incorporation provides for indemnification of the Registrant’s directors, officers, employees and agents to an extent not inconsistent with Montana law.

        Directors of the Registrant may also be indemnified pursuant to a liability insurance policy maintained by the Registrant for such purposes. The Underwriting Agreement provides for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided by the underwriters for inclusion in this Registration Statement.

        Section 35-1-216(2)(d) authorizes a corporation to include in its articles of incorporation a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any actions or omissions by a director, except liability for the amount of a financial benefit received by a director to which the director is not entitled, an intentional infliction of harm on the corporation or the shareholders, an intentional violation of criminal law, or if the director participates in making an unlawful distribution. Article VII, Section A of the Registrant’s Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Montana law, such limitations on a director’s liability to the registrant and its shareholders.

        The Registrant entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7.    Exemption from Registration Claimed.

      Not applicable.

Item 8.    Exhibits.

        5.1        Opinion of Richard Hegger, General Counsel and Secretary of Semitool, Inc.

        23.1      Consent of Richard Hegger (contained in Exhibit 5.1)

        23.2      Consent of Grant Thornton, LLP

        24.1      Power of Attorney (see signature page)

Item 9.    Undertakings.

        (A)       The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Semitool, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on May 10, 2007.

SEMITOOL, INC. By: /s/Raymon F. Thompson —————————————— Raymon F. Thompson Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Raymon F. Thompson and Larry A. Viano, and each of them, with full power to act alone, his true and lawful attorneys-in-fact, with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/Raymon F. Thompson
———————————————————
                   Raymon F. Thompson

/s/Larry A. Viano
———————————————————
                     Larry A. Viano

/s/Howard E. Bateman
———————————————————
                   Howard E. Bateman

/s/Donald P. Baumann
———————————————————
                   Donald P. Baumann

/s/C. Richard Deininger
———————————————————
                  C. Richard Deininger

/s/Timothy C. Dodkin
———————————————————
                   Timothy C. Dodkin

/s/Daniel J. Eigeman
———————————————————
                   Daniel J. Eigeman

/s/Charles P. Grenier
———————————————————
                   Charles P. Grenier

/s/Steven C. Stahlberg
———————————————————
Steven C. Stahlberg
Chairman of the Board, President and Chief
Executive Officer and (Principal Executive
Officer)

Vice President and Chief Financial Officer
(Principal Financial Officer and Principal
Accounting Officer)

Director

Director

Director

Director

Director

Director

Director
May 10, 2007 May 10, 2007 May 10, 2007 May 10, 2007 May 10, 2007 May 10, 2007 May 10, 2007 May 10, 2007 May 10, 2007

INDEX TO EXHIBITS

Exhibit Number	Document
5.1 23.1 23.2 24.1	Opinion of Richard Hegger, General Counsel and Secretary of Semitool, Inc. Consent of Richard Hegger (included in Exhibit 5.1) Consent of Grant Thornton, LLP Power of Attorney (see signature page)